Exhibit 10.3

JOURNAL COMMUNICATIONS, INC.
SUPPLEMENTAL BENEFIT PLAN
(as amended and restated January 1, 2008)

        In order to supplement pension benefits received by certain employees under the Journal Communications, Inc. Employees’ Pension Plan (“Pension Plan”) and the Journal Communications, Inc. 401(k) Plan (“401(k) Plan”) which are affected by internal Revenue Code (“Code”) limitations, this amended and restated Plan is adopted effective January 1, 2008. The Plan is intended to be a plan that is unfunded and is maintained by Journal Communications, Inc. (the “Company”) for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

        1.       Eligibility.

        Those employees eligible for benefits hereunder are those employees of Journal Communications, Inc. and its affiliates who: (i) participate in the Pension Plan or who receive Annual Employer Contributions pursuant to the 401(k) Plan; (ii) whose benefits under such plans are limited by the limit on compensation which may be taken into account under Code Section 401(a)(17) or by the limit on contributions and benefits contained in Code Section 415; and (iii) who either (A) are selected for participation by the Compensation Committee of the Board of Directors of Journal Communications, Inc. on after January 1, 2007, or (B) are listed on Exhibit A as participants in the Plan prior to January 1, 2007 who are grandfathered as continuing participants in the Plan even though not previously named by the Compensation Committee (each employee participating in this Plan, a “Participant”).

        2.       Amount of Supplemental Benefit.

(a) Pension Plan Participants. The Company shall pay to each Participant who participated in the Pension Plan (or upon the Participant’s death, to his or her beneficiary) a monthly supplemental benefit equal to the excess, if any, of (i) over (ii):

(i) The monthly benefit payable to the Participant (or upon the Participant’s death, to his or her beneficiary) under the Pension Plan, beginning as of the later of the Participant’s separation from service with the Company or attainment of age 60, computed without regard to the limitations imposed on the amount of compensation that may be taken into account under the Pension Plan pursuant to Section 401(a)(17) of the Code or the limitation on benefits which may be paid under the Pension Plan contained in Section 415 of the Code, but taking into account for purposes of compensation under the Pension Plan, only base pay plus annual incentive compensation (including any deferred amounts of base pay and annual incentive compensation).

(ii) The amount of monthly benefit actually payable to the Participant (or, upon the Participant’s death, to his or her beneficiary) under the Pension Plan beginning as of the later of a Participant’s separation from service with the Company or attainment of age 60, as limited by Code Sections 401(a)(17) and 415.

(b) 401(k) Plan Participants. The Company shall pay, beginning on or after January 1, 2000, to each Participant who received an Annual Employer Contribution pursuant to the 401(k) Plan (or upon the Participant’s death, to his or her beneficiary) a supplemental benefit based on the amount credited to an account established for the Participant, the balance of which is determined as follows:

(i) For each year beginning on or after January 1, 2000, there shall be credited to the account, at the time the Annual Employer Contribution to the 401(k) Plan is made on behalf of the Participant for such year, an amount equal to the difference between: (A) the Annual Employer Contribution that would be made to the 401(k) Plan computed without regard to the limitations imposed on the amount of compensation that may be taken into account under the 401(k) Plan pursuant to Section 401(a)(17) of the Code or the limitation on contributions contained in Section 415 of the Code, but taking into account for purposes of compensation under the 401(k) Plan only base pay (including any deferred amounts of base pay); and (B) the amount of the Annual Employer Contribution actually made on behalf of the Participant under the 401(k) Plan as limited by Code Sections 401(a)(17).

(ii) Earnings shall be credited to the account of each Participant, from time to time, at the rate determined by the Compensation Committee.

        3.       Payment of Benefits. Effective for benefit commencements on or after January 1, 2008, the following payment provisions and forms shall apply:

(a) Pension Plan Benefits. Benefits related to the Pension Plan pursuant to Section 2(a) above (“Pension Plan Benefits”) which become payable to a Participant under this Plan shall be payable as of the first of the month following the later of the Participant’s separation from service or attainment of age 60 (subject to the requirements for “Specified Employees” as described below), in the following forms of payment.

(i) Single Employees. If a Participant does not have a spouse as of the later of the Participant’s separation from service or attainment of age 60, Pension Plan Benefits under the Plan will be payable to the Participant in the form of a monthly single-life benefit. Such Pension Plan Benefit payments shall be made monthly during the Participant’s lifetime, with payments ceasing upon the Participant’s death.

(ii) Married Employees. If a Participant does have a spouse as of the later of the Participant’s separation from service or attainment of age 60, Pension Plan Benefits under the Plan will be payable to the Participant in the form of a 50% joint and survivor benefit. Such Pension Plan Benefit payments shall be made monthly during the Participant’s lifetime and, upon the Participant’s death, 50% of such benefits shall be payable to the Participant’s spouse for the spouse’s life. Pension Plan Benefit payments under the plan will cease on the later of the death of the Participant or the death of the Participant’s spouse.

(iii) Small Benefit Cashouts. If, as of the later of a Participant’s separation from service or attainment of age 60, the Participant’s Pension Plan Benefits equal a monthly annuity of $100 or less, such Participant’s Pension Plan Benefits shall be paid in the form of a lump sum payment on the payment date specified in this Section 3(a). The actuarial factors used in this calculation shall be the same actuarial factors used for small amount cashouts under the Pension Plan.

(iv) Death Benefits. If a Participant dies before Pension Plan Benefits under this Plan have begun, Pension Plan Benefits payable upon the Participant’s death, if any, will be made to the Participant’s beneficiary in a lump sum on the first day of the month following the later of the Participant’s death or the date on which the Participant would have attained age 60. If a Participant dies after Pension Plan Benefit payments under the Plan have begun, any benefits payable upon the Participant’s death shall be made in accordance with (ii) above.

(b) 401(k) Plan Benefits. Benefits related to the 401(k) Plan pursuant to Section 2(b) above (“401(k) Plan Benefits”) that become payable to a Participant under this Plan shall be payable according to the following provisions:

(i) Active Employees on January 1, 2008. For Participants who are in active employment on January 1, 2008, 401(k) Plan Benefits shall be made in a lump sum payment on the first of the month following the later of the Participant’s separation from service or attainment of age 60 (subject to the requirements for “Specified Employees” as described below).

(ii) Terminated Employees prior to January 1, 2008. For Participants who have separated from service prior to January 1, 2008, 401(k) Plan Benefits shall be made in the form of a lump sum payment on the later of January 1, 2008 or the first of the month following the Participant’s attainment of age 60.

(iii) Death Benefits. If a Participant dies before 401(k) Plan Benefits under this Plan have been made, the Participant’s 401(k) Plan Benefits will be paid to the Participant’s beneficiary in a lump sum on the first of the month following the Participant’s death.

(iv) Small Benefit Cashouts. If, as of a Participant’s separation from service, the Participant’s 401(k) Plan Benefit is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) and any other conditions to the limited cashouts exception contained in Section 1.409A-3(j)(4)(v) are satisfied, such Participant’s 401(k) Plan Benefits shall be paid in the form of a lump sum payment in the month following the Participant’s separation from service.

        4.       Company’s Payment Obligation.

        Benefits under this Plan shall be payable exclusively from the general assets of the Company, and the Company shall be under no obligation to set aside, earmark, or entrust any fund or assets with which to pay such benefits. Participants (and their beneficiaries) shall be general creditors of the Company with respect to benefits hereunder as, if, and when any benefits become payable.

        5.       Beneficiary.

        A Participant’s beneficiary hereunder shall be the same person(s) determined to be the Participant’s beneficiary under the Pension Plan (for benefits accrued pursuant to Section 2(a) of this Plan) or under the 401(k) Plan (for benefits accrued pursuant to Section 2(b) of this Plan).

        6.       General.

        No Participant or beneficiary shall have any right to assign, transfer or otherwise convey to any person or entity the right to receive any payments hereunder. The Company reserves the right to amend or terminate this Plan in any manner, at any time, and for any reason.

        7.       Prior Plans.

        This plan supersedes both the Supplementary Retirement Plan For Participants Of The Journal Company Employees Pension Agreement and the prior version of the Journal Communications, Inc. Supplemental Benefit Plan.

        8.       Specified Employees.

        Notwithstanding anything in the Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(b) if the payment or distribution is payable in installments, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.